Exhibit 1(c)

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF TRUST OF

STONE RIDGE TRUST

This Certificate of Correction of Certificate of Trust of Stone Ridge Trust, a Delaware statutory trust (the “Trust”), has been duly executed and is being filed by the undersigned trustee of the Trust to correct the Certificate of Trust of the Trust, filed on September 28, 2012 with the Secretary of State of the State of Delaware (the “Certificate”), as permitted by Section 12-3810(e) of the Delaware Statutory Trust Act.

1. The paragraph “Second” of the Certificate was an inaccurate record of the statutory trust action therein referred in that it omitted a reference to the registered office of the Trust.

2. In its corrected form, the paragraph labeled “Second” of the Certificate reads in full:

“• Second:	The address of the registered office of the Trust in the State of Delaware and the name and address of the Trust’s registered agent for service of process in the State of Delaware at such registered office is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808”

IN WITNESS WHEREOF, the undersigned trustee has caused this Certificate of Correction of Certificate of Trust of the Trust to be duly executed this 23 day of October, 2015.

By	/s/ Ross Stevens
Name: Ross Stevens
Title: Authorized Person